Exhibit 99.1

Astrotech Corporation 401 Congress, Suite 1650 Austin, Texas 512.485.9520 fax: 512.485.9531 www.astrotechcorp.com

FOR IMMEDIATE RELEASE

ASTROTECH CORPORATION REGAINS NASDAQ COMPLIANCE

Austin, Texas, June 24, 2009 — Astrotech Corporation (NASDAQ: ASTC) announced today that the Company received  notice on June 18, 2009 from The NASDAQ Stock Market (“NASDAQ”)  confirming that it has regained compliance with the minimum bid price rule for continued listing.   NASDAQ confirmed that the closing bid price of the Company’s common stock has been at $1.00 per share or greater for at least 10 consecutive trading days.  As a result, the Company is currently in compliance with all continued listing standards.

The Company previously received a written notification from  NASDAQ on April 7, 2008, indicating that the minimum bid price of the Company’s common stock had fallen below $1.00 for 30 consecutive trading days and that it was therefore not in compliance with NASDAQ Listing Rule 5550(a)(2), formerly Marketplace Rule 4310(c)(4). The Company was given a period of time to regain compliance with NASDAQ’s listing rules.

About Astrotech Corporation

Astrotech is one of the first commercial space companies and remains a strong entrepreneurial leader in the aerospace industry.  The Company serves our government and commercial satellite and spacecraft customers with our pre-launch services from our Astrotech Space Operations (ASO) subsidiary and incubates space technology businesses now having formed three companies; the 1st Detect Corporation, which is developing a breakthrough mini-mass spectrometer first created for the International Space Station; Astrogenetix, Inc., which is producing biotech products in space and has recently developed a vaccine candidate for Salmonella; and AirWard Corporation, which is drawing on its space heritage of sending cargo to space by selling hazardous material containers for the airline industry.

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Scott Haywood

Corporate Marketing and Communications

Astrotech Corporation

512.485.9520

shaywood@astrotechcorp.com

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